Exhibit 10.1

MODINE MANUFACTURING COMPANY
2008 INCENTIVE COMPENSATION PLAN
PERFORMANCE STOCK AWARD
AWARD AGREEMENT

We are pleased to inform you that you have been granted an opportunity to earn a Performance Stock Award of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2008 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:	May 31, 2016

Target number of Common Stock:

Performance Period:	April 1, 2016 to March 31, 2019

1.  Performance Stock Award.  Pursuant to the Plan, you are hereby granted a Performance Stock Award, subject to the terms and conditions of this Award Agreement and the Plan.  The number of shares of Common Stock to be issued hereunder if the Target Performance Goals are achieved is set forth above.

2.  Terms of Performance Stock Award and Performance Goals.  You have been granted an opportunity to earn shares of Common Stock under this Performance Stock Award.  The actual number of shares of Common Stock earned by you will be determined as described below, based upon the actual results for the Performance Period set forth above compared to the Performance Goals set forth below, provided that you remain an employee of the Company or a Subsidiary for the entire Performance Period (subject to the provisions below regarding death or Disability) and the achievement of the Performance Goals is greater than the Threshold amount specified below (the “Conditions”).  If either of these Conditions is not satisfied, then except as otherwise provided in this Award Agreement and the Plan, no Common Stock shall be earned.  The Performance Goals for this Performance Stock Award are: Return on Average Capital Employed (“ROACE”) and Average Annual Revenue Growth (“Revenue Growth”), with each having a 50% weight.  The Threshold Performance Goals are the minimum Performance Goals necessary for the Performance Period that must be achieved by the Company in order for you to qualify for any Common Stock and the Maximum Performance Goals are the minimum Performance Goals for the Performance Period in order for you to qualify for the maximum number of shares of Common Stock earned under this Performance Stock Award.

Performance Goal: ROACE	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: 5.0%	5% of Target number of Common Stock
Target: 9.0%	50% of Target number of Common Stock
Maximum: ≥14.0%	100% of Target number of Common Stock

Performance Goal: Revenue Growth	Performance Stock Award Earned Based on Achievement of Performance Goal
Threshold: 3.0%	5% of Target number of Common Stock
Target: 8.0%	50% of Target number of Common Stock
Maximum: ≥13.0%	100% of Target number of Common Stock

“ROACE” or “Return on Average Capital Employed” means NOPAT divided by Average Capital Employed.  NOPAT means the Company’s Adjusted Operating Income, as reported on the Company’s audited financial statements, multiplied by .7 to account for an assumed 30% income tax rate, and further adjusted to exclude earnings (or losses) attributable to minority shareholders.  Adjusted Operating Income equals operating income plus or minus Permitted Adjustments.  Average Capital Employed means the Company’s total debt plus shareholders’ equity, as reported on the Company’s audited financial statements, excluding from shareholders’ equity any equity attributable to minority shareholders.  The NOPAT and Capital Employed calculations shall exclude the cumulative effect of changes in generally accepted accounting principles.  Annual ROACE shall be averaged over five points (i.e., the last day of each fiscal quarter and prior fiscal year-end).   Permitted Adjustments may include:

Restructuring Charges
•	Fees and expenses for restructuring consultants or financial advisors
•	Employee severance, outplacement and related benefits
•	Employee insurance and benefits continuation
•	Contractual salary continuation for terminated employees
•	Equipment transfers and facility preparation
•	Environmental services (e.g. plant clean-up prior to sale)

Acquisition and Integration Charges
•	Fees and expenses for transaction advisors
•	Integration expenses
•	Other incremental costs and charges that are non-recurring and directly related to the transaction

Other
•	Unusual, non-recurring or extraordinary cash and non-cash charges or income
•	The cash flow impact of the timing of insurance reimbursements or settlements
•	Cash proceeds from the sale of facilities or other assets

In addition, the calculation of ROACE will be adjusted if necessary for the impact of the adoption of new U.S. GAAP accounting standards and for significant changes in the Company’s accounting methods.

“Revenue Growth” means the simple three-year arithmetic average of the annual change in revenue over the Performance Period, as reported on the Company’s audited financial statements.

If actual ROACE or Revenue Growth for the Performance Period is between Threshold and Target and/or between Target and Maximum, the number of shares of Common Stock earned shall be determined on a linear basis.  In the event that the Company’s actual ROACE or Revenue Growth does not meet the Threshold for the Performance Period, no Common Stock shall be earned relative to such metric under this Performance Stock Award.  In the event that the Company’s actual ROACE or Revenue Growth exceeds the Maximum for the Performance Period, only the Maximum percentage of the Target number of shares of Common Stock set forth above shall be earned relative to such metric.

3.  Delivery of Shares of Common Stock.   Performance Stock earned shall be paid in shares of Common Stock delivered to you after the end of the Performance Period as soon as administratively practicable after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder or, in the event of vesting covered under Paragraph 4 below, within thirty (30) days of the date of your termination of employment.

4.  Change in Control.    Notwithstanding anything in this Agreement to the contrary, upon a Change in Control, all outstanding Performance Stock shall be deemed to have satisfied the Target Performance Goals and shall vest pro-rata based upon the period worked during the Performance Period as of the date of an involuntary termination of your employment with the Company or a Subsidiary by the Company without Cause or by you for Good Reason within one (1) year following a Change in Control.  “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

5.  Death or Disability.  Notwithstanding anything in this Agreement to the contrary, upon your termination of employment due to death or Disability (as defined herein), a prorated portion (based on the period working during the Performance Period) of the Performance Stock granted to you hereunder shall vest based on the Company’s actual achievement of the Performance Goals at the end of the Performance Period as certified by the Committee and shares will be delivered to you after the Committee has approved and certified the number of shares of Performance Stock that have been earned hereunder.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

6.  Forfeiture.  Other than as described above in Paragraph 4 regarding a Change in Control or Paragraph 5 regarding Death or Disability, upon your termination of employment with the Company or a Subsidiary for any reason during the Performance Period, you will forfeit all Performance Stock covered by this Agreement.

7.  Shareholder Status.  While this Performance Stock Award is outstanding and until Common Stock is issued hereunder, you shall not have any rights as a shareholder of the Company, including the right to vote and the right to receive dividends on any Common Stock potentially earned under this Performance Stock Award.

8.  Transfer.  The Performance Stock Award shall be nontransferable.  Notwithstanding the foregoing, you shall have the right to transfer the Performance Stock Award or Common Stock otherwise issued hereunder upon your death, either by the terms of your will or under the laws of descent and distribution.

9.  No Unlawful Issue of Common Stock.  If, in the opinion of its counsel, the issue of any Common Stock hereunder pursuant to this Performance Stock Award shall not be lawful for any reason, including the inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by such counsel to be necessary to such issuance, the Company shall not be obligated to issue any such Common Stock pursuant to this Performance Stock Award.

10.  No Obligation of Employment.  This Performance Stock Award shall not impose any obligation on the Company to continue your employment with the Company or any Subsidiary.

11.  Controlling Provisions; Plan Controls.  In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.   This Performance Stock Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder, and, in general provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

12.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return the shares of Common Stock issued hereunder or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

13.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

14.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

15.  Taxes.  The Company may require payment of or withhold any minimum tax which it believes is required as a result of this Performance Stock Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

16. Committee Discretion.  Notwithstanding anything in this Agreement, the Committee retains the discretion to make negative adjustments to the final determination of the achievement of any Performance Goals.

17. Personal Information.  Solium Capital LLC and Wells Fargo Bank, N.A. assist the Company in the operation of the Plan and the administration of the Performance Stock Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Performance Stock Award under this Award Agreement with both Solium Capital LLC and Wells Fargo Bank, N.A.

SIGNATURES ON THE FOLLOWING PAGE

By your signature and the signature of the Company’s representative below, you and the Company agree that this Performance Stock Award awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of May 31, 2016.

MODINE MANUFACTURING COMPANY

By:	/s/ Thomas A. Burke
Thomas A. Burke
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Performance Stock Award and agrees to the terms and conditions of this Award Agreement and of the Plan.